Exhibit (a)(1)(vii)
THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE ONLY BY THE OFFER TO PURCHASE, DATED JUNE 1, 2006, AND THE RELATED LETTER OF TRANSMITTAL, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFER, HOWEVER, IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES RESIDING IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY, OR OTHER LAWS OF SUCH JURISDICTION. HOWEVER, OFFEROR (AS DEFINED BELOW) MAY, IN ITS DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY JURISDICTION AND EXTEND THE OFFER TO HOLDERS OF SHARES IN SUCH JURISDICTION. IN THOSE JURISDICTIONS WHERE SECURITIES, BLUE SKY, OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF OFFEROR BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.
Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
MAIN STREET RESTAURANT GROUP, INC.
at
$6.40 Net Per Share
by
MAIN STREET ACQUISITION CORPORATION
a Delaware corporation indirectly wholly owned by
BRADFORD L. HONIGFELD
Main Street Acquisition Corporation (“Offeror”), a Delaware corporation and wholly owned subsidiary of Briad Main Street, Inc. (“BMS”), a Nevada corporation wholly owned by Bradford L. Honigfeld, is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Main Street Restaurant Group, Inc., a Delaware corporation (the “Company”), at a price of $6.40 per Share, net to the seller in cash (the “Share Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 1, 2006 (the “Offer to Purchase”), and in the related letter of transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company, Inc. (the “Depositary”) will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. BMS or Offeror will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc., which is acting as the information agent (the “Information Agent”), incurred in connection with the

Offer. Following the consummation of the Offer, Offeror intends to effect the Merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 28, 2006, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES THEN OWNED BY BMS AND OFFEROR, REPRESENTS AT LEAST 90% OF THE OUTSTANDING SHARES (THE “MINIMUM CONDITION”), THERE NOT HAVING OCCURRED A MATERIAL ADVERSE CHANGE IN THE COMPANY OR ITS BUSINESS, AND THE EXPIRATION OR TERMINATION OF THE WAITING PERIOD, OR ANY EXTENSION THEREOF, UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1 AND 15 OF THE OFFER TO PURCHASE.
     The Offer is not subject to any financing condition. Offeror expects to obtain all funds necessary for the Offer and the Merger through senior and subordinated credit facilities provided by Bank of America, N.A., Banc of America Securities LLC, and other lenders party thereto from time to time, together with capital contributions or advances to be made to Offeror by Bradford L. Honigfeld.
     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 19, 2006 (as the same may be amended, the “Merger Agreement”), by and among BMS, Offeror, and the Company. The purpose of the Offer is for BMS, through Offeror, to acquire a 90% voting interest in the Company as the first step in acquiring the entire equity interest in the Company. The Merger Agreement provides that, among other things, Offeror will make the Offer and that as soon as practicable after the purchase of Shares pursuant to the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, and in accordance with relevant provisions of the Delaware General Corporation Law (the “DGCL”), Offeror will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), wholly owned by BMS. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by BMS, Offeror, any direct or indirect subsidiary of BMS or Offeror, or by the Company or by any wholly owned subsidiary of the Company, all of which will be cancelled) will be converted into the right to receive the Share Offer Price in cash, without interest. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.
     The Board of Directors of the Company (the “Company Board”) has (1) approved the Merger Agreement, the Offer, and the Merger, (2) determined that the Offer and the Merger are advisable and in the best interests of the Company and the Company’s stockholders, and (3) voted to recommend that the Company’s stockholders accept the Offer, tender their Shares, and approve the Merger and adopt the Merger Agreement. However, the Company Board’s recommendation and approval may be withdrawn, modified, or amended to the extent that the Company Board determines in good faith (after having consulted with outside legal counsel) that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law. For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if, and when Offeror gives oral or written notice to the Depositary of Offeror’s acceptance of such Shares for payment pursuant to the Offer. Payment for Shares so accepted will be made by deposit of the Share Offer Price for those Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payment from Offeror and transmitting such payment to validly tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Offeror’s rights under Section 2 of the Offer to Purchase, the Depositary may, nevertheless, on behalf of Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase, and as otherwise required by Rule 14e-1(c) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval of the Merger and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If BMS, Offeror, or any other direct or indirect subsidiary of BMS shall acquire, in the aggregate, 90% or more of the outstanding Shares, Offeror will effect the Merger pursuant to the short-form merger provisions of the DGCL without obtaining the approval of any other stockholder of the Company. If the Minimum Condition is satisfied, Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company. The Company has agreed, if required, to cause a meeting of its stockholders to be held for the purpose of considering and taking action upon the approval of the Merger and adoption of the Merger Agreement. BMS has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, Offeror, or any of their respective affiliates, in favor of the approval of the Merger and adoption of the Merger Agreement.
     Under no circumstances will interest be paid on the Share Offer Price, regardless of any delay in making such payment. No interest will be paid on the consideration to be paid in the Merger to stockholders who fail to tender their Shares pursuant to the Offer, regardless of any delay in effecting the Merger or making such payment. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after the timely receipt by the Depositary of (1) the certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (2) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (3) any other documents required by the Letter of Transmittal. The term “Expiration Date” means 12:00 midnight, New York City time, on Wednesday, June 28, 2006, unless and until Offeror, in accordance with the Merger Agreement, extends the period during which the Offer is open. In that event, the term “Expiration Date” means the latest time and date on which the Offer, as so extended, expires.
     Subject to the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the provisions of the Merger Agreement, Offeror may extend the Offer beyond the scheduled Expiration Date from time to time, with or without the Company’s consent, in the following events:
          (1) if at any scheduled Expiration Date, any of the conditions to the Offer are not satisfied or waived, for a period not to exceed in the aggregate ten (10) business days (the “Extension Period”),
          (2) for any period required by any rule, regulation, or interpretation of the SEC, or the staff thereof, applicable to the Offer, or
          (3) if, as of such date, all of the conditions to the Offer are satisfied or waived but he number of Shares validly tendered and not withdrawn is less than 90% of the Company’s outstanding Shares, for an aggregate period not to exceed ten (10) business days beyond the Extension Period.
     If all conditions to the Offer have been satisfied or waived, Offeror will accept for payment and pay for all Shares validly tendered and not withdrawn promptly after the Expiration Date (which Shares may not thereafter be withdrawn).
     Any extension, delay, waiver, amendment, or termination of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof. The announcement in the case of an extension will be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder’s Shares. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after July 31, 2006 unless such Shares have been accepted for payment as provided in the Offer to Purchase.
     For a withdrawal of Shares to be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name, address, and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of such Shares, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.
     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, and its determination will be final and binding on all parties. The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided to Offeror its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal, and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
     The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. See Section 5 of the Offer to Purchase for additional information. Questions and requests for assistance may be directed to the Information Agent at the address or telephone number set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal, and all other tender offer materials may be obtained from the Information Agent and will be furnished promptly at Offeror’s expense. Other than the Information Agent, Offeror will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer.
THE INFORMATION AGENT FOR THE OFFER IS:
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
E-mail: tenderoffer@mackenziepartners.com
June 1, 2006